EXHIBIT 15.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-225733), filed June 20, 2018, of our report dated April 29, 2019, with respect to the consolidated statements of financial position of Mogo Finance Technology Inc. as of December 31, 2018 and 2017, and the related consolidated statements of comprehensive loss, shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2018, which appears in this annual report on Form 20-F for the year ended December 31, 2018.

Yours very truly,

/s/ MNP LLP

MNP LLP

Winnipeg Manitoba, Canada

April 29, 2019